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                                                                 EXHIBIT 23.1


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-73966) pertaining to the Fifth Amended and Restated 1999 Stock Option Plan, the dj Orthopedics, Inc. 2001 Omnibus Plan, the dj Orthopedics, Inc. Employee Stock Purchase Plan, and the dj Orthopedics, Inc. 2001 Non-Employee Directors' Stock Option Plan of dj Orthopedics, Inc. of our report dated January 31, 2003, with respect to the consolidated financial statements and schedule of dj Orthopedics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2002.



                                              /s/ ERNST & YOUNG LLP


San Diego, California
March 25, 2003